Exhibit 11.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the use, in the Offering Statement on Form 1-A of VidAngel, Inc., and the Offering Circular constituting a part thereof, of our report dated May 5, 2020 on our audit of the consolidated balance sheets of VidAngel, Inc. and subsidiaries, as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes to consolidated financial statements.

/s/ TANNER LLC

Salt Lake City, Utah
June 23, 2020